Alliqua Biomedical, Inc. Reports Second Quarter 2014 Financial Results

Proprietary Products Revenue Increased by 389% Quarter-over-Quarter

LANGHORNE, Pa., August 11, 2014 (GLOBE NEWSWIRE) – Alliqua Biomedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, today announced financial results for the second quarter ended June 30, 2014.

Second Quarter Highlights:

•	Total revenue increased 108% year-over-year to $1,037,448.
•	Proprietary products revenue increased 389% quarter-over-quarter to $549,008.
•	In April 2014, the Company raised approximately $19.4 million in net proceeds from a series of transactions that included a $14.4 million private placement of common stock and warrants and $5.0 million from the exercise of warrants from several institutional shareholders. Leading investors in the private placement were Celgene Corporation, Broadfin Capital LLC, and Perceptive Advisors, LLC.
•	On May 5, 2014, the Company acquired all outstanding equity interest in Choice Therapeutics, Inc. (“Choice”), a provider of innovative wound care products using proprietary Therabond 3D® Antimicrobial Barrier Systems. The Company’s initial payment for this acquisition was $2.0 million in cash and approximately $2.0 million in stock.

“We are very pleased with our revenue performance in the second quarter, which included strong organic growth from sales of Sorbion and Biovance – and contributions from our acquisition of Choice, said David Johnson, CEO of Alliqua. “As I discussed in our mid-year shareholder update, this quarter’s performance is indicative of the traction we are getting from our newly hired sales force as we begin to penetrate the market and demonstrate the benefits of a diversified offering of innovative wound care products.

As we move into the second half of the year, we remain focused on generating quarter-on-quarter revenue growth through continued market penetration with our direct and indirect sales representatives. In addition, we aim to expand our product portfolio further by leveraging a strong pipeline of innovative technology from both Sorbion and Celgene and through targeted, and accretive, business development. We intend to focus our attention on these specific target areas: regenerative technologies; antimicrobial technologies; and novel technologies that we believe will displace the current standard of care. We believe that the successful execution of our strategic objectives will enable us to progress towards our goals of becoming a world-class wound care company and while generating strong increases in shareholder value.”

Second Quarter and Six Month Results:

  Alliqua Biomedical, Inc. and Subsidiaries

Revenue Summary

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Contract Manufacturing	$488,440	$497,038	$966,710	$882,380
Proprietary Products	549,008	2,091	661,313	8,546
Revenue, net	$1,037,448	$499,129	$1,628,023	$890,926

Total revenue for the second quarter of 2014 increased $538,319, or 108% year-over-year, to $1,037,448, compared to revenue of $499,129 last year. Sales of the Company’s proprietary products – including, Sorbion, Biovance and Choice Therabond – were the primary drivers of growth year-over-year, offsetting lower contract manufacturing revenue which decreased $8,598, or 2%, to $488,440 in the period. Proprietary products revenue for the second quarter of 2014 increased by $436,703, or 389% over first quarter proprietary products revenue of $112,305. Second quarter of 2014 revenue includes contributions from the acquisition of Choice in May of approximately $323,000.

Gross profit for the second quarter of 2014 increased $181,432, or 940%, to $200,733, or 19.3% of sales, compared to $19,301, or 3.9% of sales last year. The increase in gross margin was driven by a higher mix in sales of proprietary products compared to the prior year.

Operating expenses for the second quarter of 2014 increased $3,955,071, or 163% year-over-year, to $6,375,749, compared to $2,420,678 last year. The increase in operating expenses in the second quarter of 2014 was driven primarily by higher compensation, benefits and stock-compensation expenses related to increase in headcount compared to the prior year. Stock-based compensation was $1,951,631 and $1,409,657 for the three months ended June 30, 2014 and 2013, respectively. Second quarter 2014 operating expenses also included $419,658 in acquisition related expenses from our May 2014 acquisition of Choice.

Loss from operations for the second quarter of 2014 was $6,175,016, compared to a loss of $2,401,377 last year. Net loss for the second quarter of 2014 was $5,954,230, compared to a loss of $2,089,343 for the same period last year.

Total revenue for the six-month period ended June 30, 2014 increased $737,097, or 83% year-over-year, to $1,628,023, compared to $890,926 last year. The change in revenue was driven primarily by the addition of new proprietary products - Sorbion, Biovance and Choice products - and increased sales of hydrogel products compared to the prior year. Net loss for the first six-months of 2014 was $14,990,391, compared to a net loss of $4,793,178 for the same period last year.

As of June 30, 2014, the Company had $23,785,430 in cash and cash equivalents, compared to $12,100,544 at December 31, 2013. The increase was largely attributable to net financing proceeds of $14,372,503, proceeds from the exercise of stock options and warrants totaling $6,345,108 offset by cash used in operating activities of $6,374,226 during the six months ended June 30, 2014.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 24, 2014, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$23,785,430	$12,100,544
Accounts receivable	474,387	156,831
Inventory, net	940,715	501,469
Prepaid expenses and other current assets	88,644	88,390
Total current assets	25,289,176	12,847,234
Improvements and equipment, net	1,591,189	1,745,248
Intangible assets, net	4,852,633	2,258,477
Goodwill	4,100,295	425,969
Other assets	174,640	174,640
Total assets	$36,007,933	$17,451,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,565,850	$746,609
Accrued expenses	1,695,999	1,267,899
Payable for distribution rights	133,333	333,333
Deferred revenue	39,000	39,000
Warrant liability	329,150	933,465
Deferred lease incentive liability - current	8,337	8,337
Other current liabilities	1,785	24,821
Total current liabilities	3,773,454	3,353,464
Contingent consideration	2,700,000	-
Deferred lease incentive liability, net of current	88,239	92,408
Deferred tax obligation	60,000	53,000
Total liabilities	6,621,693	3,498,872

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 45,714,286 shares authorized; 16,184,870 and 11,484,191 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	16,185	11,484
Additional paid-in capital	88,957,725	58,538,491
Accumulated deficit	(59,587,670)	(44,597,279)
Total stockholders' equity	29,386,240	13,952,696
Total liabilities and stockholders' equity	$36,007,933	$17,451,568

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue, net of returns, allowances and discounts	$1,037,448	$499,129	$1,628,023	$890,926

Cost of revenues	836,715	479,828	1,468,414	932,850

Gross profit (loss)	200,733	19,301	159,609	(41,924)

Operating expenses
Selling, general and administrative(1)	5,956,091	2,392,705	14,602,635	4,436,228
Research and product development	-	27,973	-	29,602
Acquisition-related expenses	419,658	-	485,640	-
Total operating expenses	6,375,749	2,420,678	15,088,275	4,465,830

Loss from operations	(6,175,016)	(2,401,377)	(14,928,666)	(4,507,754)

Other income (expense)
Interest expense	(92)	(1,331)	(384)	(2,755)
Interest income	9,429	15	13,976	44
Change in value of warrant liability	214,950	316,350	(68,317)	(276,713)
Total other income (expense)	224,287	315,034	(54,725)	(279,424)

Loss before income tax provision	(5,950,729)	(2,086,343)	(14,983,391)	(4,787,178)

Income tax provision	3,500	3,000	7,000	6,000

Net loss	$(5,954,229)	$(2,089,343)	$(14,990,391)	$(4,793,178)

Basic and diluted net loss per common share	$(0.39)	$(0.33)	$(1.08)	$(0.78)

Weighted average shares used in computing basic and diluted net loss per common share	15,243,718	6,269,476	13,822,858	6,120,546

(1) Inclusive of stock-based compensation of $1,951,631 and $7,095,947 for the three month and six month periods ended June 30, 2014 and $1,409,657 and $2,401,568 for the three and six month periods ended June 30, 2013